Exhibit 99

PPG Industries
News

PPG Industries, Inc.

One PPG Place

Pittsburgh, Pennsylvania 15272 USA

www.ppg.com

Contact:

Jeremy Neuhart

PPG Corporate Communications

412-434-3046

neuhart@ppg.com

Investors:

Vince Morales

PPG Investor Relations

412-434-3740

vmorales@ppg.com

PPG reports fourth quarter 2009 financial results

•	Improved earnings driven by gradual demand improvement, reduced costs stemming from restructuring and cost actions
•	Coatings and Optical and Specialty Materials segments deliver higher earnings
•	Industrial Coatings segment posts $89 million fourth quarter earnings versus $40 million loss in the year-ago period
•	25 percent sales growth in Asia/Pacific aided by higher industrial demand
•	Cash on hand tops $1 billion, with near-record full year cash generation of over $1.3 billion

PITTSBURGH, Jan. 21, 2010 – PPG Industries (NYSE:PPG) today reported sales for the fourth quarter 2009 of $3.1 billion, a decline of 2 percent versus the prior year’s fourth quarter. Reported net income for the quarter increased to $142 million, or 85 cents per share. Fourth quarter 2008 sales were $3.2 billion, and reported net income was $71 million, or 43 cents per share.

PPG’s fourth quarter 2009 adjusted net income was $144 million, or 86 cents per share. Fourth quarter 2008 adjusted net income was $68 million, or 41 cents per share. Fourth quarter 2009 reported net income included an aftertax charge of $2 million, or 1 cent per share, to reflect the net increase in the current value of the company’s obligation under its proposed asbestos settlement, which is pending court proceedings. Fourth quarter 2008 net income included aftertax earnings of $3 million, or 2 cents per share, related to the proposed asbestos settlement.

“The fourth quarter of 2009 capped what was a challenging year,” said Charles E. Bunch, PPG chairman and CEO. “The global recession was both steep and broad, and it adversely affected many of our end-use markets. PPG reacted decisively by implementing aggressive restructuring and cost-reduction actions. The impact of these efforts is clearly evident in our fourth quarter and full year financial results. Led by our coatings and Optical and Specialty Materials segments, we have continued to realize positive momentum in our financial performance. These segments performed well and delivered higher year-over-year earnings in the quarter.”

Bunch noted, however, that due to challenging economic conditions, results from the company’s Performance Glazings business and Commodity Chemicals segment weakened in comparison with the prior year’s quarter and the seasonally stronger third quarter.

“While our earnings still have not fully recovered, I am pleased with the pace of our improvement given the continued challenges in the global economy,” Bunch said. “A primary driver of this improvement has been the completion of our restructuring actions ahead of schedule. These actions have benefited us in 2009 and will do so to a greater degree in 2010.”

As an example, Bunch pointed to PPG’s Industrial Coatings segment, which had an earnings improvement of $129 million in the quarter versus the same period last year. “This significant change in performance provides evidence that actions taken by PPG during the recession have reduced our cost structure and provided us with solid earnings leverage as volumes gradually return,” he said.

“We delivered strong and near-record cash from operations in 2009,” Bunch continued. “Doing so despite the recession provides continued validation of the success of the strategic direction and actions we have taken over the past few years to transform the company.” Bunch said that PPG paid down about $675 million of debt in 2009 and again raised its annual dividend payout.

“As we begin 2010,” Bunch said, “we are guardedly optimistic. While recovery in the global economy remains gradual, PPG is well-positioned in several ways. Our strong and growing presence in Asia will continue to yield benefits based on economic growth in the region. We will also realize an incremental $100 million of savings from our completed restructuring actions that will enable us to fully leverage anticipated higher full year global activity levels. And we have a strong cash position of just over $1 billion to support earnings growth opportunities.”

Performance Coatings segment sales in the fourth quarter 2009 decreased $78 million, or 7 percent, versus last year’s fourth quarter. Sales decreased as a result of lower volumes across all businesses and regions, with a volume decline similar to those seen in the first three quarters of 2009. Favorable foreign currency and pricing gains partially offset the volume reduction. Segment earnings improved $6 million, or 4 percent, as the lower sales volumes were offset by improved selling prices and lower costs, including the impact of aggressive cost management.

Industrial Coatings segment sales for the quarter increased $92 million, or 12 percent, due to higher year-over-year volumes in Automotive OEM Coatings and foreign currency. The trend of segment volume improvement versus prior quarters continued due to gradual recovery in global industrial demand, including higher automotive production. Segment earnings for the quarter were $89 million, an increase of $129 million from the prior year’s fourth quarter, due to improved sales volumes leveraged by reduced costs primarily from aggressive cost-savings initiatives and restructuring actions.

Architectural Coatings – Europe, Middle East and Africa (EMEA) segment sales for the quarter increased $43 million, or 10 percent, primarily due to stronger foreign currencies, while acquisitions and price increases also contributed. Slightly lower volumes detracted from sales. Volumes were down by mid-single-digit percentages for the full year, and fourth quarter results were modestly better. Segment earnings increased $11 million, as savings from cost-reduction initiatives and increased selling prices outpaced the impact of volume declines.

Optical and Specialty Materials segment sales for the quarter increased $6 million, or 3 percent, as a result of foreign currency. Year-over-year sales volumes declined by low-single-digit percentages. Segment earnings increased $14 million due largely to lower costs.

Commodity Chemicals segment sales for the quarter decreased $113 million, or 27 percent, due to declines in year-over-year selling prices, which were partially offset by improved export volumes. Segment earnings decreased $80 million due to lower selling prices, which were countered in part by higher volumes, lower energy costs, other cost-savings measures and higher equity income.

Glass segment sales declined $22 million compared with the prior year due to lower volumes from reduced construction and general industrial demand. Pricing also declined due to lower energy and fuel surcharges. Segment income was $1 million, an increase of $8 million, as the effects of lower sales were offset by lower costs and higher other income, particularly equity earnings.

The company’s 2009 tax rate from ongoing operations was 30 percent based on full year results, including the geographic mix of earnings. The lower rate added 12 cents to fourth quarter earnings per share, based on the catch-up of reducing the rate for the prior three quarters of 2009. The company anticipates a 30 percent 2010 tax rate.

For all of 2009, sales were $12.2 billion. Net income was $336 million, or $2.03 per share. Reported net income includes aftertax charges of $141 million, or 86 cents per share, for business restructuring and $8 million, or 5 cents per share, to reflect the net increase in the current value of the company’s obligation under its proposed asbestos settlement. Adjusted net income was $485 million, or $2.94 per share, as detailed in the Regulation G Reconciliation below.

For all of 2008, sales were $15.8 billion. Net income was $538 million, or $3.25 per share. Reported net income includes aftertax charges of $110 million, or 67 cents per share, for business restructuring; $89 million, or 54 cents per share, in non-recurring acquisition-related costs stemming from the company’s January 2008 acquisition of SigmaKalon; $11 million, or 7 cents per share, to reflect the catch-up of depreciation expense, which was suspended when the automotive glass and services business was previously classified as a discontinued operation; $12 million, or 7 cents per share, relating to the impact of benefit changes, including accelerated vesting, negotiated as part of the sale of the automotive glass and services business; and $2 million, or 1 cent per share, for the proposed asbestos settlement. Net income also includes an aftertax gain of $3 million, or 2 cents per share, on the divestiture of the automotive glass and services business. Adjusted net income was $759 million, or $4.59 per share, as detailed in the Regulation G Reconciliation below.

About PPG

Pittsburgh-based PPG is a global supplier of paints, coatings, optical products, specialty materials, chemicals, glass and fiber glass. The company has more than 140 manufacturing facilities and equity affiliates and operates in more than 60 countries. Sales in 2009 were $12.2 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit ppg.com.

Additional Information

PPG will hold a conference call to review its fourth quarter financial performance today, Thursday, Jan. 21, at 2 p.m. ET. The company will provide commentary and respond to questions. Dial-in numbers are: in the United States, 888-396-2298; international, 617-847-8708; passcode 24202978. The conference call also will be available in listen-only mode via Internet broadcast from PPG’s Investor Center at ppg.com (Windows Media Player). A telephone replay will be available beginning at approximately 5 p.m. ET, Thursday, Jan. 21, through Thursday, Feb. 4, at 5 p.m. ET. Dial-in numbers for the replay are: in the United States, 888-286-8010; international, 617-801-6888; passcode 27399030. A Web replay also will be available on PPG’s Investor Center at ppg.com, beginning at approximately 4:30 p.m., Thursday, Jan. 21, 2010, through Friday, Jan. 14, 2011.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions, and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Regulation G Reconciliation

PPG Industries believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of net income and earnings per common share (attributable to PPG) adjusted for nonrecurring charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per common share (attributable to PPG) adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per common share (attributable to PPG) or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per share may not be comparable to similarly titled measures as reported by other companies. The following are reconciliations of reported and adjusted net income and earnings per share for the fourth quarter 2009 and 2008 and the full year 2009 and 2008:

Regulation G Reconciliation – Results From Operations

($ in millions, except per-share amounts)

	Net Income
Fourth Quarter – 2009	$	EPS
Net Income (Attributable to PPG) as Reported	$142	$0.85
Net Asbestos Settlement Expense	2	0.01

Adjusted Net Income	$144	$0.86

	Net Income

Fourth Quarter – 2008	$	EPS
Net Income (Attributable to PPG) as Reported	$71	$0.43
Net Asbestos Settlement Income	(3)	(0.02)

Adjusted Net Income	$68	$0.41

	Net Income

Full Year – 2009	$	EPS
Net Income (Attributable to PPG) as Reported	$336	$2.03
Business Restructuring Charge	141	0.86
Net Asbestos Settlement Expense	8	0.05

Adjusted Net Income	$485	$2.94

	Net Income
Full Year – 2008	$	EPS
Net Income (Attributable to PPG) as Reported	$538	$3.25
Business Restructuring Charge	110	0.67
Acquisition-Related Costs	89	0.54
Depreciation Catch-Up Charge	11	0.07
Divestiture-Related Benefit Costs	12	0.07
Net Asbestos Settlement Expense	2	0.01
Gain on Divestiture of Automotive Glass and Services Business	(3)	(0.02)

Adjusted Net Income	$759	$4.59

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended Dec. 31		Year Ended Dec. 31
	2009	2008	2009	2008
Net sales	$3,116	$3,188	$12,239	$15,849
Cost of sales, exclusive of depreciation and amortization (Note A)	1,934	2,029	7,539	10,155
Selling and other (Note B)	859	857	3,324	3,883
Depreciation (Note C)	90	88	354	428
Amortization	33	30	126	135
Interest expense	49	61	193	254
Asbestos settlement – net	3	(5)	13	4
Business restructuring	—	—	186	163
Other (earnings)/charges – net (Note D)	(52)	—	(113)	(81)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	200	128	617	908
Income tax expense (Note E)	37	46	191	284

Net income attributable to the controlling and noncontrolling interests (Note F)	163	82	426	624
Less: Net income attributable to the noncontrolling interests (Note F)	(21)	(11)	(90)	(86)

NET INCOME (ATTRIBUTABLE TO PPG) (Note F)	142	71	336	538

Earnings per common share (attributable to PPG)	$0.86	$0.43	$2.04	$3.27

Earnings per common share (attributable to PPG) – assuming dilution	$0.85	$0.43	$2.03	$3.25

Average shares outstanding	166.0	164.7	164.8	164.6

Average shares outstanding – assuming dilution	167.1	165.5	165.5	165.4

Note A:

The year ended Dec. 31, 2008, includes a pretax expense of $94 million ($66 million aftertax, or 40 cents per share) for the flow-through cost of sales of the step up to fair value of inventory related to the SigmaKalon acquisition.

Note B:

The year ended Dec. 31, 2008, includes a pretax expense of $19 million ($12 million aftertax, or 7 cents per share) for the impact of benefit changes including accelerated vesting negotiated as part of the sale of the automotive glass and services business.

Note C:

The year ended Dec. 31, 2008, includes a pretax expense of $17 million ($11 million aftertax, or 7 cents per share) for the catch-up of depreciation expense, which was suspended when the automotive glass and services business was classified as a discontinued operation in September 2007.

Note D:

The three months ended Dec. 31, 2009, includes approximately $40 million from improved equity affiliate results and higher royalty income stemming from improving business conditions, as well as the impact of gains on non-operating asset sales. The three months ended Dec. 31, 2008 includes approximately $10 million of uninsured losses and foreign currency losses that did not recur in 2009. The year ended Dec. 31, 2008, includes a pretax gain of $15 million ($3 million aftertax, or 2 cents per share) on the divestiture of the automotive glass and services business, and a pretax charge of $23 million ($23 million aftertax, or 14 cents per share) for the write-off of in-process research and development related to the SigmaKalon acquisition.

Note E:

The effective tax rate on pretax earnings for the year ended Dec. 31, 2009, was 31 percent, consisting of a tax benefit of 24 percent on the charge for business restructuring, tax expense of 38 percent on the asbestos charge, tax benefit of $2 million stemming from audit settlements and tax expense of approximately 30 percent on remaining pretax earnings. The effective tax rate for the year ended Dec. 31, 2008, was approximately 31 percent, consisting of a total net tax benefit of 26.5 percent on SigmaKalon acquisition-related costs, the earnings impact of the automotive glass and services divestiture and the expense related to the proposed asbestos settlement, tax benefit of $14 million stemming from the settlement with the IRS audit of PPG's 2004, 2005 and 2006 U.S. tax returns, and tax expense of approximately 31 percent on remaining pretax earnings.

Note F:

On Jan. 1, 2009, PPG Industries, Inc., adopted new accounting guidance related to noncontrolling interests in consolidated financial statements, which requires that "minority interests" be renamed "noncontrolling interests" and that a company present a consolidated net income measure that includes the amount attributable to such noncontrolling interests for all periods presented.

BALANCE SHEET HIGHLIGHTS (unaudited)

	Dec. 31 2009	Dec. 31 2008
	(millions)
Current assets:
Cash and cash equivalents	$1,057	$1,021
Receivables – net	2,628	2,804
Inventories	1,548	1,702
Other	748	821

Total current assets	$5,981	$6,348

Current liabilities:
Short-term debt and current portion of long-term debt	$272	$903
Asbestos settlement	534	491
Accounts payable and accrued liabilities	2,771	2,816

Total current liabilities	$3,577	$4,210

Long-term debt	$3,074	$3,009

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended Dec. 31		Year Ended Dec. 31
	2009	2008	2009	2008
	(millions)
Net sales
Performance Coatings	$1,026	$1,104	$4,095	$4,716
Industrial Coatings	859	767	3,068	3,999
Architectural Coatings—EMEA	457	414	1,952	2,249
Optical and Specialty Materials	245	239	1,002	1,134
Commodity Chemicals	306	419	1,273	1,837
Glass (Note A)	223	245	849	1,914

TOTAL	$3,116	$3,188	$12,239	$15,849

Segment income
Performance Coatings	$149	$143	$551	$582
Industrial Coatings	89	(40)	159	212
Architectural Coatings—EMEA	11	—	128	141
Optical and Specialty Materials	47	33	235	244
Commodity Chemicals	8	88	152	340
Glass (Note A)	1	(7)	(39)	70

TOTAL	305	217	1,186	1,589
Legacy items (Note B)	(15)	(17)	(63)	(28)
Business restructuring (Note C)	—	—	(186)	(163)
Gain on automotive glass and services divestiture	—	—	—	15
Acquisition-related costs (Note D)	—	—	—	(117)
Depreciation catch-up charge (Note E)	—	—	—	(17)
Divestiture-related benefit costs (Note F)	—	—	—	(19)
Asbestos settlement—net	(3)	5	(13)	(4)
Interest expense, net of interest income	(42)	(51)	(166)	(227)
Unallocated stock-based compensation (Note G)	(13)	(6)	(34)	(33)
Other unallocated corporate expense	(32)	(20)	(107)	(88)

INCOME BEFORE INCOME TAXES	$200	$128	$617	$908

Note A:

Glass net sales and segment income include the results of the automotive glass and services business through Sept. 30, 2008.

Note B:

Legacy items include current costs related to former operations of the company, including certain environmental remediation, pension and other postretirement benefit costs and certain charges which are considered to be unusual or non-recurring. Legacy items also include equity earnings/(losses) from PPG's 40-percent investment in the former automotive glass and services business for the three months ended Dec. 31, 2009 and 2008 and for the year ended Dec. 31, 2009.

Note C:

For year ended Dec. 31, 2009, business restructuring includes charges of $39 million for the Performance Coatings segment, $91 million for the Industrial Coatings segment, $17 million for the Architectural Coatings—EMEA segment, $12 million for the Optical and Specialty Materials segment, $6 million for the Commodity Chemicals segment, $13 million for the Glass segment, and $8 million for corporate. For the year ended Dec. 31, 2008, business restructuring included charges of $42 million for the Performance Coatings segment, $53 million for the Industrial Coatings segment, $13 million for the Commodity Chemicals segment, and $55 million for the Glass segment. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Note D:

Represents costs related to the SigmaKalon acquisition. In the first quarter 2008, these costs included $94 million of the flow-through cost of sales of the step up to fair value of acquired inventory and $23 million for the write-off of in-process research and development. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Note E:

Represents the catch-up of depreciation expense, which was suspended when the automotive glass and services business was classified as a discontinued operation in September 2007.

Note F:

Represents the impact of benefit changes including accelerated vesting negotiated as part of the sale of the automotive glass and services business.

Note G:

Unallocated stock-based compensation includes the cost of stock options, restricted stock units and contingent share grants that are not allocated to the operating segments.